Perma-Fix Reports 66% Increase in Revenue, $4.4 Million
of EBITDA, and $2.6 Million of Net Income for the Third Quarter of 2009

ATLANTA – November 6, 2009— Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced results for the third quarter ended September 30, 2009.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, “Revenue for the third quarter of 2009 grew approximately 66% compared to the same period last year, due to several factors, including a sharp increase in nuclear waste receipts during the quarter and our new Hanford subcontract. The improved waste receipts not only contributed to revenue, but also had a favorable impact on our backlog.  As a result of this growth, we generated EBITDA of $4.4 million in the third quarter of 2009, up from $1.0 million in the third quarter of last year.   We also achieved net income of $2.6 million versus a loss of $341,000 for the same period last year.”

Dr. Centofanti, continued, “Besides the growth in our base nuclear waste treatment business, we have had several successes over the last year that are now contributing to revenue and earnings.  These include our Hanford subcontract, the new PCB destruction permit and our movement into treating more complex nuclear waste streams.   Within our Industrial Segment, we continued to experience some weakness as industrial customers deferred waste treatment projects and as significantly lower oil prices versus last year negatively impacted our waste oil recovery business.  Nevertheless, we continue to operate the industrial business profitably, and believe there are a number of growth opportunities ahead.”

Financial Results

Revenue for the third quarter of 2009 was $26.5 million, versus $16.0 million for the same period last year.  The increase in revenue was due to work that commenced on October 1, 2008, from the CH Plateau Remediation Company subcontract to clean up the DOE’s Hanford nuclear waste site, as well as an increase in nuclear waste receipts during the quarter.  Revenue for the Nuclear Segment increased to $23.5 million from $12.5 million for the same period last year. Revenue for the Industrial Segment decreased to $2.1 million versus $2.6 million for the same period last year due primarily to reduced waste oil sales. Revenue from the Engineering Segment increased to $888,000 versus $846,000 for the same period last year.  Operating income for the third quarter was $3.2 million versus a loss of $34,000 for the same period the previous year.  Net income for the third quarter of 2009 was $2.6 million, or $0.05 per share, versus a loss of $341,000 or $0.01 per share, for the same period last year.  Net income in the third quarter of 2009 included a reduction of approximately $787,000 in disposal/transportation costs in our cost of goods sold resulting from a change in estimate related to accrued costs to dispose of legacy waste that were assumed as part of our acquisition of our Perma-Fix Northwest Richland (PFNWR) facility in June 2007.  This change in estimate was necessary due to our accumulation of new information that has resulted in our identifying more efficient and cost effective ways to dispose of this waste.

The Company had EBITDA of $4.4 million from continuing operations during the quarter ended September 30, 2009, as compared to EBITDA of approximately $1.0 million for the same period of 2008. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization.  EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA as a means to measure performance. The Company’s measurements of EBITDA may not be comparable to similar titled measures reported by other companies. Due to the unique transactions that have resulted from bringing certain facilities within our Industrial Segment back into Continuing Operations, such as asset Impairment expense (recovery) and the “catch-up” of depreciation, the Company recognizes that the EBITDA is an “adjusted EBITDA” and understands these differences when measuring performance. The table below reconciles EBITDA, a non-GAAP measure, to net income for the three and nine months ended September 30, 2009 and 2008.

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(In thousands)	2009	2008	2009	2008
Net Income (loss)	$2,629	$(276)	$3,861	$96

Adjustments:
Depreciation & Amortization	1,188	1,579	3,569	3,817
Asset Impairment Recovery	─	(507)	─	(507)
Interest Income	(29)	(52)	(121)	(170)
Interest Expense	331	294	1,346	1,031
Interest Expense - Financing Fees	104	14	180	124
Income Tax expense (benefit)	165	(14)	265	3

EBITDA	$4,388	$1,038	$9,100	$4,394

The tables below present certain financial information for the business segments, excluding allocation of corporate expenses:

	Quarter Ended September 30, 2009			Quarter Ended September 30, 2008
(In thousands)	Nuclear	Engineering	Industrial	Nuclear	Engineering	Industrial
Net revenues	$23,518	$888	$2,128	$12,519	$846	$2,624
Gross profit	6,689	258	741	3,168	347	590
Segment profit	4,220	74	266	782	170	309

	Nine Months Ended September 30, 2009			Nine Months Ended September 30, 2008
(In thousands)	Nuclear	Engineering	Industrial	Nuclear	Engineering	Industrial
Net revenues	$63,364	$2,670	$6,200	$41,510	$2,537	$7,914
Gross profit	16,281	797	1,723	11,279	931	2,215
Segment profit	8,682	319	180	3,521	433	609

Conference Call

Perma-Fix will host a conference call at 11:00 a.m. ET on Friday, November 6, 2009. The call will be available on the Company’s website at www.perma-fix.com, or by calling (877) 407-8033 for U.S. callers, or (201) 689-8033 for international callers.  A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight November 13, 2009, and can be accessed by calling: (877) 660-6853 (U.S. callers) or (201) 612-7415 (international callers) and entering Account #286 and conference ID: 336508.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc., a national environmental services company, provides unique mixed waste and industrial waste management services. The Company’s increased focus on nuclear services includes radioactive and mixed waste treatment services for hospitals, research labs and institutions, federal agencies, including DOE, DOD, and nuclear utilities. The Company’s industrial services treat hazardous and non-hazardous waste for a variety of customers including, Fortune 500 companies, federal, state and local agencies and thousands of other clients. Nationwide, the company operates seven waste treatment facilities.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. All statements, other than statements of historical facts, are forward-looking statements.  Statements that include words “expect”, “intend”, “plan”, “believe”, “project”, “anticipate”, “estimate”, and similar statements of a future or forward-looking nature are forward-looking statement.  Forward-looking statements include, but are not limited to: we believe there are a number of growth opportunities ahead in our Industrial sector.  These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our technologies; that neither the federal government nor any other party to a subcontract involving the federal government terminates or renegotiates any material contract granted to us prior to expiration of the term of the contract, as such contracts are generally terminable or renegotiable on 30 day notice, at the government’s option; or the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress provides continuing funding for the Department of Defense’s and Department of Energy’s remediation projects; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2008 Form 10-K and Form 10-Q for the quarters  ending March 31, 2009 and June 30, 2009, and September 30, 2009. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:
Dr. Louis F. Centofanti, Chairman and CEO	David K. Waldman-US Investor Relations
Perma-Fix Environmental Services, Inc.	Crescendo Communications, LLC
(770) 587-9898	(212) 671-1021

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Amounts in Thousands, Except for Per Share Amounts)	2009	2008	2009	2008

Net revenues	$26,534	$15,989	$72,234	$51,961
Cost of goods sold	18,846	11,884	53,433	37,536
Gross profit	7,688	4,105	18,801	14,425

Selling, general and administrative expenses	4,486	4,648	13,290	13,704
Asset impairment recovery	—	(507)	—	(507)
(Gain) loss on disposal of property and equipment	(3)	(2)	(15)	139
Income (loss) from operations	3,205	(34)	5,526	1,089

Other income (expense):
Interest income	29	52	121	170
Interest expense	(331)	(294)	(1,346)	(1,031)
Interest expense-financing fees	(104)	(14)	(180)	(124)
Other	(5)	—	5	(5)
Income (loss) from continuing operations before taxes	2,794	(290)	4,126	99
Income tax expense (benefit)	165	(14)	265	3
Income (loss) from continuing operations	2,629	(276)	3,861	96

(Loss) income from discontinued operations, net of taxes	(7)	(159)	60	(1,218)
Gain on disposal of discontinued operations, net of taxes	—	94	—	2,309
Net income (loss) applicable to Common Stockholders	$2,622	$(341)	$3,921	$1,187

Net income (loss) per common share – basic
Continuing operations	$.05	$(.01)	$.07	$—
Discontinued operations	—	—	—	(.02)
Disposal of discontinued operations	—	—	—	.04
Net income (loss) per common share	$.05	$(.01)	$.07	$.02

Net income (loss) per common share – diluted
Continuing operations	$.05	$(.01)	$.07	$—
Discontinued operations	—	—	—	(.02)
Disposal of discontinued operations	—	—	—	.04
Net income (loss) per common share	$.05	$(.01)	$.07	$.02

Number of common shares used in computing net income (loss) per share:
Basic	54,281	53,844	54,130	53,760
Diluted	54,954	53,844	54,412	54,149

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED BALANCE SHEET

	September 30,
	2009	December 31,
(Amounts in Thousands, Except for Share Amounts)	(Unaudited)	2008

ASSETS
Current assets:
Cash & equivalents	$128	$184
Account receivable, net of allowance for doubtful accounts of $218 and $333	18,275	13,416
Unbilled receivables	9,746	13,104
Other current assets	3,650	2,909
Assets of discontinued operations included in current assets, net of allowance for doubtful accounts of $0 and $0	74	110
Total current assets	31,873	29,723

Net property and equipment	47,029	47,434
Property and equipment of discontinued operations, net of accumulated depreciation of $13 and $13	651	651
Intangibles and other assets	50,122	45,904
Total assets	$129,675	$123,712

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	27,991	32,398
Current liabilities related to discontinued operations	1,188	1,211
Total current liabilities	29,179	33,609

Long-term liabilities	30,888	25,399
Long-term liabilities related to discontinued operations	1,040	1,783
Total liabilities	61,107	60,791
Commitments and Contingencies
Preferred Stock of subsidiary, $1.00 par value; 1,467,396 shares authorized, 1,284,730 shares issued and outstanding, liquidation value $1.00 per share	1,285	1,285
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 75,000,000 shares authorized, 54,502,037 and 53,934,560 shares issued and outstanding, respectively	54	54
Additional paid-in capital	99,107	97,381
Accumulated deficit	(31,878)	(35,799)
Total stockholders' equity	67,283	61,636
Total liabilities and stockholders' equity	$129,675	$123,712